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                                                                      EX. 99.10C

                      EXCELSIOR VENTURE INVESTORS III, LLC

                               Proxy Voting Policy
                               -------------------

     Excelsior Venture Investors III, LLC (the "Fund") has adopted this policy with respect to the voting of proxies on matters relating to its sole investment security holding, its membership interest in Excelsior Venture Partners III, LLC (the "Master Fund").

     When the Fund is asked to provide proxies in respect of the Master Fund the Fund will either (a) seek instructions from its security holders with regard to the voting of all such proxies and vote such proxies only in accordance with such instructions or (b) will vote the units membership interest held by it in the same proportion as the vote of all other holders of units of membership interest in the Master Fund. This policy has been adopted consistent with the requirements of Section 12(d)(1)(E)(iii)(aa) of the Investment Company Act of 1940.